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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 28, 2001, except for the matters described in Note 3, as to which the date is April 23, 2001, with respect to the consolidated financial statements and schedules of The Williams Companies, Inc. included in its Current Report on Form 8-K filed May 22, 2001 with the Securities and Exchange Commission, incorporated by reference in the Proxy Statement of Barrett Resources Corporation that is made part of the Registration Statement on Amendment No. 1 to Form S-4 and Prospectus of The Williams Companies, Inc. for the registration of 31,612,690 shares of The Williams Companies, Inc. common stock.


                                                               ERNST & YOUNG LLP

Tulsa, Oklahoma

June 27, 2001